Exhibit 3.1
FIGMA, INC.
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
Figma, Inc., a Delaware corporation, hereby certifies as follows:
1.    The name of this corporation is “Figma, Inc.” The date of the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was October 19, 2012.
2.    The Amended and Restated Certificate of Incorporation of this corporation attached hereto as Exhibit A, which is incorporated herein by this reference, and which restates, integrates and further amends the provisions of the Certificate of Incorporation of this corporation, as previously amended and/or supplemented, has been duly adopted by this corporation’s Board of Directors and by its stockholders in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, with the approval of this corporation’s stockholders having been given by written consent without a meeting in accordance with Section 228 of the General Corporation Law of the State of Delaware.
IN WITNESS WHEREOF, this corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer and the foregoing facts stated herein are true and correct.

Dated: August 1, 2025	FIGMA, INC.

	By:	/s/ Dylan Field
Dylan Field
Chief Executive Officer and President

EXHIBIT A
FIGMA, INC.
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
ARTICLE I: NAME
The name of the corporation is Figma, Inc. (the “Corporation”).
ARTICLE II: AGENT FOR SERVICE OF PROCESS
The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801, and the name of the Corporation’s registered agent in the State of Delaware at such address is The Corporation Trust Company.
ARTICLE III: PURPOSE
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (as amended from time to time, the “General Corporation Law”).
ARTICLE IV: AUTHORIZED STOCK
1.    Authorized Shares.
1.1    The total number of shares of all classes of capital stock that the Corporation has authority to issue is 11,650,000,000 shares comprised of: (i) 11,350,000,000 shares of Common Stock, $0.00001 par value per share (“Common Stock”), of which (a) 10,000,000,000 shares shall be a series designated as Class A Common Stock, $0.00001 par value per share (“Class A Common Stock”), (b) 350,000,000 shares shall be a series designated as Class B Common Stock, $0.00001 par value per share (“Class B Common Stock”), and (c) 1,000,000,000 shares shall be a series designated as Class C Common Stock, $0.00001 par value per share (“Class C Common Stock”), (ii) 100,000,000 shares of Blockchain Common Stock, $0.00001 par value per share (“Blockchain Common Stock”), and (iii) 200,000,000 shares of Preferred Stock, $0.00001 par value per share (“Preferred Stock”).
1.2    Irrespective of the provisions of Section 242(b)(2) of the General Corporation Law, but subject to the rights of the holders of any series of Blockchain Common Stock or Preferred Stock then outstanding, the number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by a vote of the holders of the stock of the Corporation entitled to vote thereon, voting as a single class.
1.3    For the avoidance of doubt, the Corporation expressly elects to be governed by Section 242(d) of the General Corporation Law.
2.    Blockchain Common Stock and Preferred Stock.
2.1    The Corporation’s Board of Directors (the “Board”) is authorized, subject to any limitations prescribed by the laws of the State of Delaware, by resolution or resolutions adopted from time to time, to provide for the issuance of shares of Blockchain Common Stock or Preferred Stock in one or more series, and, by filing a certificate of designation pursuant to the applicable laws of the State of Delaware (“Certificate of Designation”), to establish from time to time the number of shares to be included in each such series, to fix the designation, powers (including voting powers), preferences and relative, participating, optional or other special rights (and the qualifications, limitations or restrictions thereof) of the shares of each such series and, except where otherwise provided in the applicable Certificate of Designation, to increase (but not above the total number of authorized shares of the Blockchain Common Stock or the Preferred Stock, as applicable) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series.
2.2    Except as otherwise expressly provided in this Amended and Restated Certificate of Incorporation (as the same may be amended and/or restated from time to time, including pursuant to the terms of any Certificate of Designation designating any series of Blockchain Common Stock or Preferred Stock, this “Certificate of Incorporation”), (i) any new series of Blockchain Common Stock or Preferred Stock may be designated, fixed and determined as provided herein by the Board without approval of the holders of Common Stock, Blockchain Common Stock or Preferred Stock, or any series thereof, and (ii) any such new series may have powers, preferences and rights, including, without limitation, voting powers, dividend rights, liquidation rights, redemption rights and conversion rights, senior to, junior to or pari passu with the rights of the Common Stock, any series of the Blockchain Common Stock or Preferred Stock or any future class or series of the Corporation’s capital stock.
3.    Common Stock.
3.1    Equal Status. Except as otherwise provided in this Certificate of Incorporation or required by applicable law, the holders of each series of Common Stock shall have the same rights and powers, rank equally (including as to dividends and distributions, and upon any liquidation, bankruptcy, dissolution or winding up of the Corporation, but excluding voting and other matters as described in Section 3.2 of this Article IV), share ratably and be identical in all respects and as to all matters.
3.2    Voting Rights. Except as otherwise expressly provided by this Certificate of Incorporation or as required by law, the holders of shares of Common Stock shall (a) at all times vote together as a single class and not as separate series or classes on all matters (including the election of directors) submitted to a vote of the stockholders of the Corporation, (b) be entitled to notice of any stockholders’ meeting in accordance with the Corporation’s Bylaws (as the same may be amended and/or restated from time to time, the “Bylaws”) and (c) be entitled to vote upon such matters and in such manner as may be provided by applicable law; provided, however, that, except as otherwise required by law or this Certificate of Incorporation, holders of shares of Common Stock shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Certificate of Designation relating to any series of Blockchain Common Stock or Preferred Stock) that relates solely to the terms of one (1) or more outstanding class or series of Blockchain Common Stock or Preferred Stock if the holders of such affected class or series are entitled, either separately or together as a class with the holders of one (1) or more other such class or series, to vote thereon pursuant to this Certificate of Incorporation (including any Certificate of Designation relating to any series of Blockchain Common Stock or Preferred Stock). Except as otherwise expressly provided herein or required by applicable law, (x) each holder of Class A Common Stock shall have the right to one (1) vote per share of Class A Common Stock held of record by such holder, (y) each holder of Class B Common Stock shall have the right to fifteen (15) votes per share of Class B Common Stock held of record by such holder and (z) shares of Class C Common Stock shall have no voting rights, except as otherwise required by law. Unless required by law, there shall be no cumulative voting.

3.3    Dividends. Subject to the preferential or other rights of any holders of Blockchain Common Stock or Preferred Stock then outstanding, the holders of all series of Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any dividends or distributions (other than authorized repurchases of outstanding Common Stock) as may be declared and paid from time to time by the Board out of any assets of the Corporation legally available therefor, unless a disparate dividend or distribution is approved in advance by the affirmative vote of the holders of a majority of the then-outstanding shares of each series of Common Stock, voting as separate series; provided, however, that, notwithstanding the foregoing, in the event a dividend or distribution (other than authorized repurchases of outstanding Common Stock) is paid in the form of shares of a series of Common Stock (or securities convertible into or exchangeable or exercisable for (“rights to acquire”) such shares), the holders of a series of Common Stock, as such, shall receive shares of such series of Common Stock (or rights to acquire such shares, as the case may be). Notwithstanding the foregoing, the Board may pay or make a dividend or distribution of shares of Class A Common Stock (or rights to acquire such shares) to the holders of Class A Common Stock and Class B Common Stock otherwise meeting the criteria of this Section 3.3 if such dividend or distribution is approved by the affirmative vote of the Requisite Class B Holders (as defined below).
3.4    Subdivisions or Combinations. Without the affirmative vote of the holders of a majority of the then-outstanding shares of each series of Common Stock, voting as separate series, the Corporation may not subdivide or combine the issued shares of any series of Common Stock unless the issued shares of each other such series shall, concurrently therewith, be subdivided or combined in a manner that maintains the same proportionate equity ownership between the holders of the outstanding series of Common Stock on the record date of such subdivision or combination.
3.5    Reclassifications. Without the affirmative vote of the holders of a majority of the then-outstanding shares of each series of Common Stock, voting as separate series, the Corporation may not reclassify or otherwise change (other than a subdivision or combination pursuant to which Section 3.4 of this Article IV shall be applicable) (such reclassification or other change, “Reclassify”) the shares of any series of Common Stock unless the shares of each other series of Common Stock are concurrently Reclassified (i) in a manner that maintains the same proportionate equity ownership between the holders of the outstanding series of Common Stock on the record date of such Reclassification and (ii) into the same kind and amount of stock or securities; provided, that, the stock or securities into which each share of Class B Common Stock or Class C Common Stock is Reclassified shall be deemed the same kind and amount into which each share of Class A Common Stock is Reclassified so long as any differences in the kind and amount of stock or securities are intended solely (as determined by the Board in good faith) to maintain the relative voting power of each share of Class B Common Stock relative to each share of any other series of Common Stock outstanding prior to the Reclassification.
3.6    Liquidation, Dissolution or Winding Up. Subject to the preferential or other rights of any holders of Blockchain Common Stock or Preferred Stock then outstanding, upon the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holders of each series of Common Stock will be entitled to receive ratably, on a per share basis, all assets of the Corporation available for distribution to its stockholders unless disparate or different treatment of the shares of each such series with respect to distributions upon any such liquidation, dissolution or winding up is approved in advance by the affirmative vote of the holders of a majority of the then-outstanding shares of each series of Common Stock, voting as separate series. Notwithstanding the foregoing, and for the avoidance of doubt, consideration to be paid or received by a holder of Common Stock pursuant to any employment, consulting, severance or similar services arrangement shall not be deemed to be assets of the Corporation available for distribution to its stockholders for the purpose of this Section 3.6.

3.7    Fundamental Change. In addition to any vote required pursuant to applicable law or this Certificate of Incorporation, the affirmative vote of the holders of a majority of the then-outstanding shares of each series of Common Stock, voting as separate series, shall be required to approve any merger, consolidation, conversion, transfer, domestication or continuance (whether or not the Corporation is the surviving entity, a “Fundamental Change”) unless the holders of each series of Common Stock, as such, will be entitled to receive equal, identical and ratable per share distributions or payments, if any, in connection with such Fundamental Change; provided, however, that, notwithstanding the foregoing, in the case of a distribution or payment in the form of securities in connection with a Fundamental Change, the holders of any or all such series of Common Stock may (but shall not be required to) receive different or disproportionate distributions or payments in the form of securities of the Corporation or another entity if the only difference among the securities distributed or paid to the holders of each series of Common Stock shall be the voting rights thereof, which shall be substantially similar to the voting rights of the series of Common Stock in respect of which such securities are distributed or paid; and provided, further, that in the event that the holders of a series of Common Stock are granted rights to elect to receive one of two or more alternative forms of consideration, the holders of each series of Common Stock shall be deemed to have received equal, identical and ratable per share distributions or payments in connection with such Fundamental Change if holders of each series of Common Stock are each granted substantially similar election rights. Notwithstanding the foregoing, and for the avoidance of doubt, (x) consideration to be distributed or paid to a holder of Common Stock in connection with any such Fundamental Change pursuant to any employment, consulting, severance or similar services arrangement or (y) a negotiated agreement between a holder of Common Stock and any counterparty (or an “affiliate” thereof (used herein as defined pursuant to Rule 405 promulgated under the Securities Act of 1933, as amended (the “Securities Act”))) to a Fundamental Change wherein such holder is contributing, selling, transferring or otherwise disposing of shares of the Corporation’s capital stock to such counterparty (or an “affiliate” thereof) as part of a “rollover” or similar transaction that is in connection with such Fundamental Change, in each case, shall not be deemed to be consideration distributed or paid to the holder of shares of Common Stock for the purpose of this Section 3.7.
4.    Conversion.
4.1    Conversion of the Class B Common Stock.
4.1.1    General. The Class B Common Stock shall be convertible into Class A Common Stock as follows:
(a)    Each share of Class B Common Stock will automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock on the Final Conversion Date (as defined below) (the “Class B Automatic Conversion”).
(b)    With respect to any holder of Class B Common Stock, each share of Class B Common Stock held by such holder will automatically be converted into one (1) fully paid and nonassessable share of Class A Common Stock, as follows:
i)    on the affirmative written election of such holder or, if later, at the time or the happening of a future event specified in such written election (which election may be revoked by such holder prior to the date on which the automatic conversion would otherwise occur unless otherwise specified by such holder); or

ii)    on the occurrence of a Transfer (as defined below) of such share of Class B Common Stock, other than a Permitted Transfer (as defined below).
4.2    Class C Automatic Conversion. All shares of Class C Common Stock then outstanding shall automatically, without further action by the Corporation or the holder thereof, be converted into one (1) fully paid and nonassessable share of Class A Common Stock following both (a) the earliest to occur of (i) the conversion or other exchange of all then-outstanding shares of Class B Common Stock into, or for shares of, Class A Common Stock, (ii) the Class B Automatic Conversion and (iii) the affirmative vote of the holders of a majority of the then-outstanding shares of Class B Common Stock, voting separately as a single class and (b) upon the date and time, or occurrence of an event, specified by the affirmative vote of the holders of a majority of the then-outstanding shares of Class A Common Stock, voting separately as a single class (the “Class C Automatic Conversion,” and the Class B Automatic Conversion and the Class C Automatic Conversion each an “Automatic Conversion”).
The Corporation shall provide notice of an Automatic Conversion to record holders of all then-outstanding shares of Class B Common Stock subject to such Class B Automatic Conversion and of Class C Common Stock subject to such Class C Automatic Conversion, as applicable, as soon as practicable following such Automatic Conversion. Such notice shall be provided by any means then permitted by the General Corporation Law; provided, however, that no failure to give such notice nor any defect therein shall affect the validity of an Automatic Conversion. Upon and after an Automatic Conversion, each record holder of then-outstanding shares of Class B Common Stock subject to such Class B Automatic Conversion and of Class C Common Stock subject to such Class C Automatic Conversion, as applicable, immediately prior to such Class B Automatic Conversion and Class C Automatic Conversion, as applicable, shall be registered on the Corporation’s books as the record holder of the shares of Class A Common Stock issued upon such Automatic Conversion without further action on the part of such record holder. Immediately upon the effectiveness of an Automatic Conversion, the rights of the holders of the shares of Class B Common Stock converted pursuant to such Class B Automatic Conversion and of Class C Common Stock converted pursuant to such Class C Automatic Conversion, as applicable, shall cease, and the holders shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock into which such shares of Class B Common Stock and Class C Common Stock, as applicable, were converted.
4.3    Certain Procedures.
4.3.1    The Corporation may, from time to time, establish such policies and procedures relating to the conversion of the Class B Common Stock or Class C Common Stock to Class A Common Stock and the general administration of the division of the Common Stock into multiple series, including the issuance of stock certificates with respect thereto, as it may deem necessary or advisable, and may from time to time request that holders of shares of Class B Common Stock or Class C Common Stock furnish certifications, affidavits or other proof to the Corporation as it deems necessary to verify the ownership of Class B Common Stock or Class C Common Stock and to confirm that a conversion to Class A Common Stock has not occurred. The Board is authorized to determine whether or not a Transfer has occurred that results in a conversion to Class A Common Stock.
4.3.2    On the occurrence of the conversion events specified in Sections 4.1.1(a), 4.1.1(b) or 4.2 of this Article IV, such conversion will occur automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation will not be obligated to issue certificates evidencing the shares of Class A Common Stock issuable on such conversion unless the certificates evidencing such shares of Class B Common Stock or Class C Common Stock, as applicable, if any such certificates have been issued, are either delivered to the Corporation or its transfer agent as provided below, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates or the issuance of such shares of Class A Common Stock. On the occurrence of such Class B Automatic Conversion or Class C Automatic Conversion, the holders of Class B Common Stock or Class C Common Stock, as applicable, so converted will surrender the certificates representing such shares at the office of the Corporation or any transfer agent for the Class A Common Stock. Thereupon, if requested by any holder of Class B Common Stock or Class C Common Stock, there shall be issued and delivered to such holder promptly at such office and in its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Class A Common Stock into which the shares of Class B Common Stock or Class C Common Stock surrendered were convertible on the date on which such automatic conversion occurred.
4.4    Reservation. The Corporation will at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of the Class B Common Stock and Class C Common Stock, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock and Class C Common Stock; and if at any time the number of authorized but unissued shares of Class A Common Stock will not be sufficient to effect the conversion of all then-outstanding shares of Class B Common Stock and Class C Common Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class A Common Stock, to such number of shares as shall be sufficient for such purpose.
4.5    Definitions. As used in this Certificate of Incorporation, the following terms shall have the meanings set forth below:
4.5.1    “Disability” means, with respect to a Founder (as defined below), such Founder’s inability to perform the material duties of his employment by reason of any medically determinable physical or mental impairment that can be expected to result in death within twelve (12) months or can be expected to last for a continuous period of not less than twelve (12) months, as determined by a licensed physician jointly selected by a majority of the Independent Directors (as defined below) and such Founder. If such Founder is incapable of selecting a licensed physician, then (A) such Founder’s spouse shall make the selection on behalf of such Founder, or (B) in the absence or incapacity of such Founder’s spouse, such Founder’s parents (or sole living parent) shall make the selection on behalf of such Founder, or (C) in the absence of parents of such Founder, a natural person then acting as the successor trustee of a revocable living trust which was created by such Founder and which holds more shares of all classes of capital stock of the Corporation than any other revocable living trust created by such Founder shall make the selection on behalf of such Founder, or (D) in absence of any such successor trustee, the legal guardian or conservator of the estate of such Founder shall make the selection on behalf of such Founder. The term “Disabled” shall have a correlative meaning.
4.5.2    “Exchange Agreement” means the exchange agreement between the Founders and certain of their Permitted Entities (as defined below), on the one hand, and the Corporation, on the other hand, dated June 23, 2021.
4.5.3    “Exchange Date” means June 23, 2021.

4.5.4    “Family Member” shall mean with respect to any natural person who is a Qualified Stockholder (as defined below), the spouse, domestic partner, parents, grandparents, aunts, uncles, cousins, lineal descendants, siblings and lineal descendants of siblings of such natural person, or the parents, grandparents, aunts, uncles, cousins, lineal descendants, siblings or lineal descendants of siblings of the spouse or domestic partner of such Qualified Stockholder. Lineal descendants shall include adopted persons, but only so long as they are adopted while a minor. Siblings shall include persons sharing one or both parents as well as persons adopted by one or both parents, but only so long as they are adopted while a minor.
4.5.5    “Final Conversion Date” means the first to occur of:
(a)    the date fixed by the Board that is no less than sixty-one (61) days and no more than one-hundred-eighty (180) days following the date on which the Founders each fail to satisfy his Minimum Class B Share Ownership Condition (as defined below); it being understood that this clause (a) shall not be met if only one Founder fails to satisfy his Minimum Class B Share Ownership Condition;
(b)    the date that is twenty-four (24) months after the death or Disability of Field, provided, that such date may be extended but not for a total period of longer than twelve (12) months, to a date approved by a majority of the Independent Directors then in office;
(c)    the date specified by the holders of at least eighty percent (80%) of the then outstanding shares of Class B Common Stock, voting as a separate class (the “Requisite Class B Holders”), or in the affirmative written election executed by the Requisite Class B Holders; or
(d)    the date that is twenty-four (24) months following the date on which the Founders each have ceased providing services to the Corporation as a director, officer, employee and/or consultant on a continuous basis for period of more than three consecutive years; it being understood that this clause (d) shall not be met if only one Founder has ceased providing services to the Corporation as a director, officer, employee and/or consultant on a continuous basis for a period of more than three consecutive years.
4.5.6    “Founder” means either Dylan Field (“Field”) or Evan Wallace (“Wallace”).
4.5.7    “Independent Directors” mean the members of the Board designated as independent directors in accordance with the Listing Standards (as defined below).
4.5.8    “Liquidation Event” means (A) a merger, acquisition, sale or consolidation in which (1) the Corporation is a constituent party or the subject of such merger, acquisition, sale or consolidation or (2) a subsidiary of the Corporation is a constituent party or the subject of such merger, acquisition, sale or consolidation and the Corporation issues shares of its securities pursuant to such merger, acquisition, sale or consolidation, except any such merger, acquisition, sale or consolidation involving the Corporation or a subsidiary in which the shares of securities of the Corporation issued immediately prior to such merger, acquisition, sale or consolidation continue to represent, or are converted into or exchanged for shares of securities that represent, immediately following such merger, acquisition, sale or consolidation, at least a majority, by voting power, of the securities of (x) the surviving or resulting corporation or (y) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; (B) the sale, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation that constitutes an effective disposition of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation; (C) the closing of the transfer (whether by merger, consolidation or otherwise), in a single transaction or series of related transactions, in each case, approved by the Board, to a person or group of affiliated persons (other than an underwriter of the Corporation’s securities), of the Corporation’s securities if, after such closing, such person or group of affiliated persons would hold 50% or more of the voting power of the outstanding stock of the Corporation (or the surviving or acquiring entity); provided, however, that notwithstanding the foregoing, the sale of the Corporation’s capital stock by the Corporation in a bona fide equity financing for capital raising purposes shall not constitute a Liquidation Event; or (D) a liquidation, dissolution or winding up of the Corporation; provided, however, that a transaction shall not constitute a Liquidation Event if its sole purpose is to change the state of the Corporation’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Corporation’s securities immediately prior to such transaction.
4.5.9    “Listing Standards” means the requirements of any national stock exchange under which the Corporation’s equity securities are listed for trading that are generally applicable to companies with common equity securities listed thereon.
4.5.10    “Minimum Class B Share Ownership Condition” means, with respect to a Founder, that such Founder, such Founder’s Family Members, such Founder’s Permitted Entities and such Founder’s Permitted Transferees (as defined below) collectively own at least thirty percent (30%) of the issued and outstanding shares of Class B Common Stock (excluding, for the avoidance of doubt, any shares of Class B Common Stock that remain subject to vesting requirements at such time) owned of record by such Founder, such Founder’s Family Members, such Founder’s Permitted Entities and such Founder’s Permitted Transferees as of 11:59 p.m. Eastern Time on the date of the closing of the Corporation’s sale of its Class A Common Stock in a firm commitment underwritten public offering pursuant to a registration statement on Form S-1 under the Securities Act.
4.5.11    “Parent” of an entity means any entity that directly or indirectly owns or controls a majority of the voting power of the voting securities of such entity.
4.5.12    “Permitted Entities” mean any of the following:
(a)    a trust, estate planning vehicle or similar entity (including but not limited to legacy trusts, remainder trusts, freeze partnerships or limited liability companies, grantor retained annuity trusts, and charitable split interest trusts) for the benefit of a Qualified Stockholder, one or more Family Members of a Qualified Stockholder, one or more Permitted Entities of a Qualifying Stockholder, one or more Permitted Transferees of a Qualifying Stockholder or otherwise for estate planning purposes so long as one or more of (1) a Qualified Stockholder, (2) a Family Member of a Qualified Stockholder, (3) a professional in the business of providing trustee services (including private professional fiduciaries, trust companies and bank trust departments), (4) an individual who may be removed and replaced at the discretion of a Qualified Stockholder or a Family Member of a Qualified Stockholder, (5) a Permitted Entity of a Qualified Stockholder and/or (6) any other individual, entity or other organization approved by a majority of the Independent Directors (any of the foregoing persons identified in clauses (1) through (6), a “Permitted Trustee”) collectively have dispositive power and

Voting Control (as defined below) with respect to the shares of Class B Common Stock held by such trust, estate planning vehicle or similar entity; provided that in the event one or more Permitted Trustees collectively no longer have dispositive power and Voting Control with respect to the shares of Class B Common Stock held by such trust, then a Transfer of each such share of Class B Common Stock then held by such trust shall be deemed to have occurred and such shares shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;
(b)    an Individual Retirement Account, as defined in Section 408(a) of the Internal Revenue Code, or a pension, profit sharing, stock bonus or other type of plan or trust of which a Qualified Stockholder is a participant or beneficiary and which satisfies the requirements for qualification under Section 401 of the Internal Revenue Code; provided that in each case such Qualified Stockholder, one or more Family Members of such Qualified Stockholder and/or one or more of such Permitted Entities of such Qualified Stockholder collectively have dispositive power and Voting Control with respect to the shares of Class B Common Stock held in such account, plan or trust, and provided, further, that in the event such Qualified Stockholder, one or more Family Members of such Qualified Stockholder and/or one or more Permitted Entities of such Qualified Stockholder collectively no longer have dispositive power and Voting Control with respect to the shares of Class B Common Stock held by such account, plan or trust, then a Transfer of each such share of Class B Common Stock then held by such trust shall be deemed to have occurred and such shares shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock;
(c)    a corporation, partnership, limited liability company or other entity in which a Qualified Stockholder, one or more Permitted Entities of a Qualified Stockholder, and/or one or more Family Members of a Qualified Stockholder, collectively own equity interests, with sufficient Voting Control in such corporation, partnership, limited liability company or other entity, as applicable, or otherwise have legally enforceable rights, such that the Qualified Stockholder, one or more Permitted Entities of such Qualified Stockholder and/or one or more Family Members of such Qualified Stockholder collectively retain dispositive power and Voting Control with respect to the shares of Class B Common Stock held by such corporation, partnership, limited liability company or other entity; provided that in the event the Qualified Stockholder, one or more one or more Permitted Entities of the Qualified Stockholder, and/or one or more Family Members of the Qualified Stockholder, collectively no longer own sufficient equity interests, or no longer have sufficient legally enforceable rights to ensure such persons collectively retain dispositive power and Voting Control with respect to the shares of Class B Common Stock held by such corporation, partnership, limited liability company or other entity, then a Transfer of each such share of Class B Common Stock then held by such corporation, partnership, limited liability company or other entity shall be deemed to have occurred and such shares shall automatically convert into one (1) fully paid and nonassessable share of Class A Common Stock; or
(d)    any organization exempt from taxation under the Internal Revenue Code (including but not limited to charitable organizations, private foundations, donor-advised funds, and supporting organizations) controlled by, or established by or in the name of, a Qualified Stockholder, one or more Family Members of a Qualified Stockholder and/or one or more Permitted Entities of a Qualified Stockholder.
For the avoidance of doubt, to the extent any shares of Class B Common Stock are deemed to be held by a trustee of a trust described under any of the clauses above, the Transfer shall be a Permitted Transfer and the trustee shall be deemed a Permitted Entity so long as the other requirements of the applicable clause above are otherwise satisfied.

4.5.13    “Permitted Transfer” means any of the following, whether the Transfer was made for value or for no value:
(a)    with respect to any Founder, a Transfer from such Founder, from such Founder’s Permitted Entities, from such Founder’s Family Members, from the estate of such Founder or such Founder’s Family Members, or from such Founder’s Permitted Transferees, to such Founder’s estate as a result of such Founder’s death, to either Founder, to either Founder’s Family Members, to either Founder’s Permitted Entities or to either Founder’s Permitted Transferees; and
(b)    a Transfer by a Qualified Stockholder to any of the Permitted Entities and from any of the Permitted Entities listed to such Qualified Stockholder or to such Qualified Stockholder’s other Permitted Entities.
Notwithstanding the foregoing, if the transferee of any share of Class B Common Stock in a Permitted Transfer is not Field, a Family Member of Field, a Permitted Entity of Field, then such Transfer shall not qualify as a Permitted Transfer unless Field, a Family Member of Field or a Permitted Entity of Field shall have Voting Control with respect to such share of Class B Common Stock following such Transfer or such share shall be subject to a voting proxy to Field following such Transfer (it being understood that such voting proxy may be executed promptly following, and in no event later than the tenth (10th) day after, such Transfer), unless this requirement is otherwise waived in writing by Field, or, if Field is incapable of granting such a waiver, then a person who then has the authority to select a licensed physician for Field under the definition of “Disability” above, prior to the expiration of such ten day period.
Furthermore, for the avoidance of doubt, in the event a Transfer could be evaluated as a Permitted Transfer under more than one of the clauses above, if it satisfies the applicable criteria for a Permitted Transfer under any such clause, it shall be deemed a Permitted Transfer notwithstanding the failure of such Transfer to satisfy the applicable criteria for a Permitted Transfer under any other clause.
4.5.14    “Permitted Transferee” means a transferee of shares of Class B Common Stock received in a Transfer that constitutes a Permitted Transfer.
4.5.15    “Qualified Stockholder” means (i) a Founder, (ii) any record holder of a share of Class B Common Stock as of 11:59 p.m. Eastern Time on the Exchange Date, after giving effect to the transactions contemplated by the Exchange Agreement; (iii) the initial registered holder of any share of Class B Common Stock that is originally issued by the Corporation after the Exchange Date pursuant to, or in exchange for shares of Class A Common Stock originally issued by the Corporation after the Exchange Date pursuant to, the exercise or conversion of options or warrants or settlement of restricted stock units awarded with the requisite approval of the holders of Class B Common Stock as provided by Section 1 of Article X; and (iv) a Permitted Transferee of any of the foregoing.
4.5.16    “Transfer” of a share of Class B Common Stock means, directly or indirectly, any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law (including by merger, consolidation or otherwise) after 11:59 p.m. Eastern Time on the Exchange Date, including, without limitation, a transfer of a share of Class B Common Stock to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to, Voting Control over such share by proxy or otherwise. A “Transfer” will also be deemed to have occurred with respect to all shares of Class B Common Stock beneficially held by an entity that is a Qualified Stockholder, if after 11:59 p.m. Eastern Time on the Exchange Date, there is a Transfer of the voting power of the voting securities of such entity or any direct or indirect Parent of such entity, such that the previous holders of such voting power no longer retain dispositive power and Voting Control with respect to the shares of Series Class B Common Stock or held by such holder. Notwithstanding the foregoing, the following will not be considered a “Transfer”:
(a)    any grant by Field, Field’s Permitted Entities or Field’s Family Members (or, if requested by Field, any grant by any holder of shares of Class B Common Stock) of a proxy to officers or directors of the Corporation at the request of the Board in connection with (i) actions to be taken at an annual or special meeting of stockholders or in connection with any action by written consent of the stockholders solicited by the Board (if action by written consent of stockholders is permitted at such time under this Certificate of Incorporation) or (ii) any other action of the stockholders permitted by this Certificate of Incorporation;
(b)    any grant of a proxy to, or entry into a voting trust or agreement or arrangement with Field, Field’s Permitted Entities or Field’s Family Members for Field, Field’s Permitted Entities or Field’s Family Members to exercise Voting Control of shares of Class B Common Stock;
(c)    pledging shares of Class B Common Stock by a Qualified Stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such Qualified Stockholder continues to exercise Voting Control over such pledged shares or has granted a proxy to Field, Field’s Permitted Entities or Field’s Family Members to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee will constitute a “Transfer” unless such foreclosure or similar action qualifies as a “Permitted Transfer” at such time;
(d)    granting of a proxy by Field to (A) Wallace, (B) Field’s Family Members, (C) a professional in the business of providing trustee services (including private professional fiduciaries, trust companies and bank trust departments), (D) a person disclosed to the Board, to exercise dispositive power and/or Voting Control of the shares of Class B Common Stock owned directly or indirectly, beneficially and of record, by Field effective either, in the case of (D), (A) on the death of Field or (B) during any Disability of Field, including the exercise of such proxy by such person, or (E) a person pursuant to a written agreement to which the Company is a party and which has been approved by a majority of the Independent Directors;
(e)    entering into a trading plan pursuant to Rule 10b5-l under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with a broker or other nominee; provided, however, that a sale of such shares of Class B Common Stock pursuant to such plan shall constitute a “Transfer” at the time of such sale;
(f)    the fact that the spouse of any Qualified Stockholder possesses or obtains an interest in such holder’s shares of Class B Common Stock arising solely by reason of the application of the community property laws of any jurisdiction, so long as no other event or circumstance shall exist or have occurred that constitutes a “Transfer”; and
(g)    any entry by Field, Field’s Permitted Entities or Field’s Family Members (or, if requested by Field, entry by any holder of shares of Class B Common Stock) into a support, voting, tender or similar agreement, arrangement or understanding (with or without granting a proxy) in connection with a Liquidation Event or consummating the actions or transactions contemplated therein (including, without limitation, tendering shares of Class B Common Stock or voting such shares in connection with a Liquidation Event, the consummation of a Liquidation Event or the sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of shares of Class B Common Stock or any legal or beneficial interest in shares of Class B Common Stock in connection with a Liquidation Event); provided that any sale, tender, assignment, transfer, conveyance, hypothecation or other transfer or disposition of Class B Common Stock or any legal or economic interest therein by the holder pursuant to a Liquidation Event, or any grant of a proxy over Class B Common Stock by the holder with respect to a Liquidation Event without specific instructions as to how to vote such Class B Common Stock, in each case, will constitute a “Transfer” of such Class B Common Stock unless such Liquidation Event was approved by the Board prior to the taking of such action.
4.5.17    “Voting Control” means, with respect to a share of Class B Common Stock, the power (whether exclusive or shared) to vote or direct the voting of such share by proxy, voting agreement or otherwise.
4.6    No Reissuance of Converted Stock. No share or shares of Class B Common Stock or Class C Common Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares that the Corporation shall be authorized to issue.
4.7    Effect of Conversion on Payment of Dividends. Notwithstanding anything to the contrary in Sections 4.1 or 4.2 of this Article IV, if the date on which any share of Class B Common Stock or Class C Common Stock is converted into Class A Common Stock pursuant to the provisions of Sections 4.1 or 4.2 of this Article IV occurs after the record date for the determination of the holders of Class B Common Stock or Class C Common Stock entitled to receive any dividend or distribution to be paid on the shares of Class B Common Stock or Class C Common Stock, as applicable, the holder of such shares of Class B Common Stock or Class C Common Stock, as applicable, as of such record date will be entitled to receive such dividend or distribution on such payment date; provided, that, notwithstanding any other provision of this Certificate of Incorporation, to the extent that any such dividend or distribution is payable in shares of Class B Common Stock or Class C Common Stock, such shares of Class B Common Stock or Class C Common Stock, as applicable, shall automatically be converted to Class A Common Stock, on a one-to-one basis.
ARTICLE V: AMENDMENT OF BYLAWS
The Board shall have the power to adopt, amend or repeal the Bylaws. Any adoption, amendment or repeal of the Bylaws by the Board shall require the approval of a majority of the total number of authorized directors, whether or not there exist any vacancies in previously authorized directorships (the “Whole Board”). The stockholders shall also have power to adopt, amend or repeal the Bylaws. Prior to 5:00 p.m. Eastern Time on the first day on which the voting power of all of the then-outstanding shares of Class B Common Stock represents less than a majority of the total voting power of all of the then-outstanding shares of the Corporation’s capital stock (the “Trigger Date”), except as otherwise provided in this Certificate of Incorporation, and in addition to any requirements of law, such adoption, amendment or repeal of the Bylaws of the Corporation by the stockholders shall require the affirmative vote of a majority in voting power of all of the then-outstanding shares of the Corporation’s capital stock entitled to vote thereon, voting together as a single class. From and after the Trigger Date, except as otherwise provided in this Certificate of Incorporation, and in addition to any requirements of law, the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of all of the then-outstanding shares of the Corporation’s capital stock entitled to vote thereon, voting together as a single class, shall be required for the stockholders to adopt, amend or repeal any provision of the Bylaws; provided, further, that, in the case of any adoption, amendment or repeal of any provision of the Bylaws that the Board elects to submit to the stockholders for adoption and which is approved by at least two-thirds (2/3) of the Whole Board, then, except as otherwise provided in this Certificate of Incorporation, only the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of the Corporation’s capital stock entitled to vote thereon, voting together as a single class (in addition to any requirements of law), shall be required to adopt, amend or repeal any such provision of the Bylaws.
ARTICLE VI: MATTERS RELATING TO THE BOARD OF DIRECTORS
1.    Director Powers. Except as otherwise provided by the General Corporation Law or this Certificate of Incorporation, the Corporation’s business and affairs shall be managed by or under the direction of the Board.
2.    Number of Directors. Subject to the special rights of the holders of any class or series of Blockchain Common Stock or Preferred Stock to elect additional directors under specified circumstances, the total number of directors constituting the Whole Board shall be fixed from time to time exclusively by resolution of the Board.
3.    Classified Board. Effective upon the Trigger Date and subject to the special rights of the holders of one or more class or series of Blockchain Common Stock or Preferred Stock to elect directors, the directors shall be divided, with respect to the time for which they severally hold office, into three classes, designated as Class I, Class II and Class III, respectively (the “Classified Board”). In connection with the Trigger Date, the Board is authorized to assign members of the Board already in office to such classes of the Classified Board, with such assignment effective at such time as the division of the Board into classes becomes effective pursuant to this paragraph. In no event shall the term of any director be shortened by the occurrence of a Trigger Date. The initial term of office of the Class I directors shall expire at the Corporation’s first annual meeting of stockholders following the Trigger Date, the initial term of office of the Class II directors shall expire at the Corporation’s second annual meeting of stockholders following the Trigger Date, and the initial term of office of the Class III directors shall expire at the Corporation’s third annual meeting of stockholders following the Trigger Date. At each succeeding annual meeting of stockholders following the Trigger Date, directors elected to succeed those directors of the class whose terms then expire shall be elected for a term of office expiring at the third succeeding annual meeting of stockholders after their election. Prior to the Trigger Date, and subject to the rights of the holders of one or more classes or series of Blockchain Common Stock or Preferred Stock to elect directors, each director elected by the stockholders shall serve for a term expiring at the first annual meeting of stockholders held after such director’s election.
4.    Term and Removal. Each director shall hold office until such director’s successor is duly elected and qualified, or until such director’s earlier death, resignation, disqualification or removal. Any director may resign at any time upon notice to the Corporation given in writing or by any electronic transmission. Subject to the special rights of the holders of any class or series of Blockchain Common Stock or Preferred Stock, no director may be removed from the Board except for cause and only by the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of all of the then-outstanding shares of the Corporation’s capital stock entitled to vote generally in the election of directors, voting together as a single class; provided that directors may be removed with or without cause by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of the Corporation’s capital stock entitled to vote generally in the election of directors, voting together as a single class, prior to the Trigger Date. No decrease in the number of directors constituting the Board shall shorten the term of any director.
5.    Board Vacancies and Newly Created Directorships. Subject to the special rights of the holders of any class or series of Blockchain Common Stock or Preferred Stock, any vacancy occurring in the Board for any cause, and any newly created directorship resulting from any increase in the authorized number of directors, shall be filled only by the affirmative vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, and shall not be filled by the stockholders; provided that such vacancies or newly created directorships may be filled by the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of the Corporation’s capital stock entitled to vote generally in the election of directors, voting together as a single class, prior to the Trigger Date. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the term of the class of director in which the vacancy or new directorship was created and shall hold office until such director’s successor shall have been duly elected and qualified, or until such director’s earlier death, resignation, disqualification or removal.
6.    Vote by Ballot. Election of directors need not be by written ballot unless the Bylaws shall so provide.
ARTICLE VII: LIMITATION OF LIABILITY
1.    Limitation of Liability. To the fullest extent permitted by law, no director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable. Without limiting the effect of the preceding sentence, if the General Corporation Law is hereafter amended to authorize the further elimination or limitation of the liability of a director or officer, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended.
2.    Change in Rights. Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article VII, shall eliminate, reduce or otherwise adversely affect any limitation on the personal liability of a director or officer of the Corporation existing at the time of such amendment, repeal or adoption of such an inconsistent provision.
ARTICLE VIII: MATTERS RELATING TO STOCKHOLDERS
1.    No Action by Written Consent of Stockholders. Subject to the rights of any series of Blockchain Common Stock or Preferred Stock then outstanding, no action shall be taken by the Corporation’s stockholders except at a duly called annual or special meeting of stockholders and no action shall be taken by the Corporation’s stockholders by written consent in lieu of a meeting; provided, that, prior to the Trigger Date, any action required or permitted to be taken at any meeting of the stockholders of the Corporation, may be taken without a meeting if holders of a majority of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class, consent thereto in writing or by electronic transmission.
2.    Special Meeting of Stockholders. Special meetings of the Corporation’s stockholders may be called only by the Chairperson of the Board, the Corporation’s Chief Executive Officer, the Lead Independent Director (as defined in the Bylaws) or the Board acting pursuant to a resolution adopted by a majority of the Whole Board and may not be called by the stockholders or any other person or persons; provided that, prior to the Trigger Date, special meetings of the Corporation’s stockholders may be called by the holders of a majority of the voting power of all of the then-outstanding shares of the Corporation’s capital stock entitled to vote generally in the election of directors.
3.    Advance Notice of Stockholder Nominations at Annual or Special Meetings and Business Transacted at Special Meetings. Advance notice of stockholder nominations for the election of directors of the Corporation at and of business to be brought by stockholders before any annual or special meeting of the Corporation’s stockholders shall be given in the manner provided in the Bylaws. Business transacted at special meetings of stockholders shall be limited to the purpose or purposes stated in the notice of meeting.
ARTICLE IX: INTERPRETATION
1.    Ambiguity. In applying any provision set forth in this certificate that requires a determination by the Board, or in the case of an ambiguity in the application of any provision set forth in this Certificate of Incorporation or in the meaning of any term or definition set forth in this Certificate of Incorporation, the Board or an authorized committee thereof shall have the power to determine, in its sole discretion, the application of any such provision or any such term or definition with respect to any situation based on the facts believed in good faith by it; provided, that, for so long as any shares of Class B Common Stock remain outstanding, only the Board (and not an authorized committee thereof) shall have the power to make the foregoing determinations with respect to any application of any provision in, or the meaning of any term or definition set forth in, Article IV hereof. A determination of the Board (or, if applicable and permissible, an authorized committee thereof) in accordance with the preceding sentence shall be conclusive and binding on the stockholders of the Corporation. Such determination shall be evidenced in a writing adopted by the Board (or, if applicable and permissible, an authorized committee thereof), and such writing shall be made available for inspection by any holder of capital stock of the Corporation at the principal executive offices of the Corporation. For the avoidance of doubt, nothing in this Certificate of Incorporation shall (i) modify the fiduciary duties of directors to the Corporation and its stockholders, (ii) alter the standard of review a court of competent jurisdiction may apply to review any action, interpretation, determination or calculation (or any omission with respect to the foregoing) by the Board (or an authorized committee thereof) for compliance with the directors’ fiduciary duties to the Corporation and its stockholders or (iii) provide for an elimination or limitation of the personal liability of directors to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the extent not permitted by Section 102(b)(7) of the General Corporation Law.
2.    Severability. If any provision of this Certificate of Incorporation shall be held to be invalid, illegal, or unenforceable, then such provision shall nonetheless be enforced to the maximum extent possible consistent with such holding and the remaining provisions of this Certificate of Incorporation (including without limitation, all portions of any section of this Certificate of Incorporation containing any such provision held to be invalid, illegal, or unenforceable, which is not invalid, illegal, or unenforceable) shall remain in full force and effect.
ARTICLE X: AMENDMENT OF CERTIFICATE OF INCORPORATION
1.    General. The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation. Except as otherwise provided in this Certificate of Incorporation, and in addition to any other vote required hereby or by applicable law, from and after the Trigger Date, the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of all of the then-outstanding shares of the Corporation’s capital stock entitled to vote thereon, voting together as a single class, shall be required to amend or repeal, or adopt any provision inconsistent with this Certificate of Incorporation (other than Section 1.1 of Article IV); provided that, if two-thirds (2/3) of the Whole Board has approved such amendment or repeal of, or adoption of any provision inconsistent with, the provisions of this Certificate of Incorporation, except as otherwise provided in this Certificate of Incorporation, then only the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of the Corporation’s capital stock entitled to vote thereon, voting together as a single class (in addition to any other vote required by law), shall be required to approve such amendment or repeal of, or adoption of any provision inconsistent with, the provisions of this Certificate of Incorporation. Notwithstanding the foregoing, prior to the Trigger Date only the affirmative vote of the holders of a majority of the voting power of all of the then-outstanding shares of the Corporation’s capital stock entitled to vote thereon, voting together as a single class (in addition to any other vote required by law), shall be required to approve such amendment or repeal of, or adoption of any provision inconsistent with, the provisions of this Certificate of Incorporation.
Notwithstanding anything to the contrary herein, prior to the Class B Automatic Conversion, the Corporation shall not, without the prior affirmative vote of the Requisite Class B Holders, in addition to any other vote required by applicable law or this Certificate of Incorporation, including pursuant to this Article X:
1.1    directly or indirectly, whether by amendment, or through merger, reclassification, conversion, recapitalization, consolidation or otherwise, amend or repeal, or adopt any provision of this Certificate of Incorporation or the Bylaws inconsistent with, or otherwise alter, any provision of this Certificate of Incorporation or the Bylaws relating to the voting, conversion or other rights, powers, preferences, privileges or restrictions of the Class B Common Stock;
1.2    reclassify any outstanding class or series of capital stock of the Corporation into shares having (i) rights as to dividends or liquidation that are senior to the Class B Common Stock or (ii) the right to have more than one (1) vote for each share thereof (or, in the case of Class C Common Stock, the right to any vote for any share thereof, except as required by law);
1.3    authorize, or issue any shares of, any class or series of capital stock of the Corporation (other than Class B Common Stock) having (i) rights as to dividends or liquidation that are senior to the Class B Common Stock or (ii) having the right to more than one (1) vote for each share thereof; or
1.4    issue any shares of Class B Common Stock, including, for the avoidance of doubt, by dividend, distribution or otherwise, other than shares of Class B Common Stock (i) issued by the Corporation under the Exchange Agreement, (ii) issued to a Founder whether as shares or pursuant to the exchange of shares, exercise or conversion of options or warrants or upon settlement of equity awards granted to a Founder, or (iii) over which Field, Field’s Permitted Entities or Field’s Family Members shall have Voting Control (or which shall be subject to an irrevocable voting proxy in favor of Field, Field’s Permitted Entities or Field’s Family Members).
2.    Changes to or Inconsistent with Section 3 of Article IV. Notwithstanding any other provision of this Certificate of Incorporation (including any Certificate of Designation) or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of the Corporation required by law or by this Certificate of Incorporation

(including any Certificate of Designation), the affirmative vote of the holders of Class A Common Stock representing at least seventy-five percent (75%) of the voting power of all of the then-outstanding shares of Class A Common Stock, voting separately as a single class, and the affirmative vote of the holders of Class B Common Stock representing at least seventy-five percent (75%) of the voting power of all of the then-outstanding shares of Class B Common Stock, voting separately as a single class, shall be required to amend or repeal, or to adopt any provision inconsistent with, Section 3 of Article IV or this Section 2 of Article X.
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